UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Schedule 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Filed by a Party other than the Registrant  ☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

Epiphany Technology Acquisition Corp.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Epiphany Technology Acquisition Corp.

630 Ramona St.

Palo Alto, CA 94301

SUPPLEMENT TO PROXY STATEMENT

FOR

SPECIAL MEETING IN LIEU OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON DECEMBER 20, 2022

On November 29, 2018, Epiphany Technology Acquisition Corp. (the “Company” or “EPHY”), filed with the Securities and Exchange Commission and mailed to its stockholders a definitive proxy statement (“Proxy Statement”) with respect to a special meeting (the “Meeting”) to be held on December 20, 2020. This supplement (the “Supplement”) relates to the Extension (as defined below) of the date by which the Company must (i) effect a Business Combination (as defined below), (ii) cease all operations except for the purpose of winding up, and (iii) redeem or repurchase 100% of the Public Shares (as defined below). As previously disclosed, stockholders of record as of November 22, 2022 (“Record Date”) are entitled to attend and vote at the Meeting. The Meeting will be held virtually at 2:00 p.m. Eastern Time on December 20, 2022 at https://www.cstproxy.com/epiphanytechacquisition/2022. All capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in the Proxy Statement. At the Meeting, stockholders are being asked to vote in favor of the following revised proposals:

1)

a proposal to amend the Company’s amended and restated certificate of incorporation (the “Charter”) (the foregoing amendment, the “Extension Amendment” and such proposal, the “Extension Amendment Proposal”), to extend the date by which the Company must (i) effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination, involving the Company and one or more businesses (a “Business Combination”, and the Company’s initial Business Combination, the “Business Combination”) (ii) cease all operations except for the purpose of winding up, and (iii) redeem or repurchase 100% of the Company’s Class A common stock included as part of the units (the “Public Shares”) sold in the Company’s initial public offering that was consummated on January 12, 2021 (the “IPO”), from January 12, 2023 to July 12, 2023, or such earlier date as determined by the board of directors (the “Board”) (the “Extension”, and such later date, the “Extended Date”);

2)

a proposal to re-elect each of JD Sherman, Kirk Arnold, Melissa McJannet and Ronald Eastman as Class I directors of the Board until the annual meeting of the Company to be held in 2025 or until their successors are elected and qualified, subject to their earlier death, resignation, retirement, disqualification or removal (the “Director Election Proposal”); and

3)

a proposal to approve the adjournment of the Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the other proposals (the “Adjournment Proposal”). The Adjournment Proposal will only be presented at the Meeting if there are not sufficient votes to approve any of the other proposals.

The following information supplements, amends and, to the extent inconsistent, supersedes the corresponding information in the Proxy Statement:

As stated in the Proxy Statement, the Sponsor had informed the Company that it (or its designees) intended to contribute to the Company Loans of $0.04 for each Public Share that is not redeemed for each calendar month that is needed by the Company to complete the Business Combination until July 12, 2023 if the Extension were to be approved and implemented. On December 12, 2022, the Sponsor informed the Company that it does not intend to make any such Loans in connection with the Extension. Accordingly, in the event the Extension is implemented, no additional deposit will be made to the Company’s trust account.

This Supplement to the Proxy Statement relates to the Extension. Additional information is contained in the Proxy Statement, which was previously mailed to you, if you requested a hard copy. To the extent that the information in this Supplement differs from, updates or conflicts with the information contained in the Proxy Statement, the information in this Supplement shall amend and supersede the information in the Proxy Statement. Except as so amended or superseded, all information set forth in the Proxy Statement remains unchanged and important for you to review. Accordingly, we urge you to read this Supplement carefully and in its entirety together with the Proxy Statement. Stockholders remain entitled to cast, revoke or re-cast their vote in relation to the Proposals to which the Proxy Statement relates.

This Supplement relates to the solicitation of proxies by our Board for use at the Meeting.

The date of this Supplement to the Proxy Statement is December 12, 2022.